Exhibit 3.1

CERTIFICATE OF CORRECTION
TO THE
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF MAXAR TECHNOLOGIES INC.

Maxar Technologies Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

1.	The name of the corporation is Maxar Technologies Inc.
2.	That a Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on May 12, 2021 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.
3.	The inaccuracy or defect of said Certificate is: Said Second Amended and Restated Certificate of Incorporation did not receive the requisite shareholder approval.
4.	The Certificate is corrected to read as follows: The Second Amended and Restated Certificate of Incorporation is hereby rendered null and void.

IN WITNESS WHEREOF, Maxar Technologies Inc. has caused this certificate to be executed on behalf of the Company by the undersigned authorized officer this 17th day of May, 2021.

MAXAR TECHNOLOGIES INC.

By:	/s/ James C. Lee
Name:	James C. Lee
Title:	SVP, General Counsel and Corporate Secretary